As Filed Pursuant to Rule 424(b)(3)

Registration No. 333-37960

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED AUGUST 21, 2000)

VIROPHARMA INCORPORATED

$180,000,000

6% CONVERTIBLE SUBORDINATED NOTES DUE 2007 AND

THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

This prospectus supplement relates to the resale by holders of our 6% convertible subordinated notes due March 1, 2007 and the shares of common stock issuable upon the conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus dated August 21, 2000 which is to be delivered with this prospectus supplement.

The table of selling securityholders contained on pages 37-38 of the prospectus is hereby amended to add the entity named below as a selling securityholder and/or to reflect a change in the amount of notes beneficially owned by the entity below. The information in the table below has been provided by the selling securityholder. The selling securityholders named below and those named in the prospectus, as supplemented to date, may have sold, transferred or otherwise disposed of all or a portion of their notes and common stock since the date on which they provided the information regarding their ownership, in transactions exempt from the registration requirements of the Securities Act of 1933. These dispositions would affect the data in this table and in the prospectus.

Name of Beneficial Owner	Principal Amount Notes Beneficially Owned and Offered Hereby ($)	Percentage of Notes Outstanding	Number of Shares that may be sold(2)	Percentage of Common Stock Outstanding
CRT Capital Group LLC	$100,000	*	916	*

*	Less than 1%.
(1)	Assumes conversion of all of the holder’s notes at a conversion price of $109.15 per share of common stock. However, this conversion price will be subject to adjustment as described under “Description of Notes—Conversion of Notes.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 9, 2005